                                                                Exhibit 99.1









                                  Exhibit D




                                                            SOLUTIA INC.
                                              PROJECTED CONSOLIDATED INCOME STATEMENT
                                                       (DOLLARS IN MILLIONS)



                                     Actual      Actual      Actual     Projected   Projected   Projected    Projected   Projected
                                      2003        2004        2005         2006        2007       2008         2009        2010
                                      ----        ----        ----         ----        ----       ----         ----        ----

NET SALES                          $   2,430   $   2,697   $   2,825    $   2,882   $   2,944   $   2,717    $   2,690   $   2,742

Cost of Goods Sold                     2,370       2,474       2,487        2,472       2,443       2,184        2,100       2,129
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

GROSS PROFIT                              60         223         338          410         501         533          590         613

Marketing, Administrative and
Technological Expenses                   351         289         285          293         297         306          317         327

Amortization Expense                       3           2           1            1           1           1            1           1

Impairment of Intangible Assets           78          28          --           --          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

OPERATING INCOME (LOSS)                 (372)        (96)         52          116         203         226          272         286

Equity Earnings (Loss) from
Affiliates                              (133)        (26)         96           42          38          30           30          30

Interest Expense                        (120)       (113)        (84)        (102)       (104)       (105)        (101)        (95)

Other Income, net                         11           1          10            6           6           6            5           4

Loss on Debt Modification                 --         (15)         --           --          --          --           --          --

Reorganization Items, net                 (1)        (73)        (49)         546          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

INCOME (LOSS) BEFORE INCOME TAXES       (615)       (322)         25          608         143         157          206         226

Income Tax Expense (Benefit)             365          (6)         14           21          35          47           58          63
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

INCOME (LOSS) FROM CONTINUING
OPERATIONS                              (980)       (316)         11          587         108         110          148         163

Loss from Discontinued Operations,
net of tax                                (2)         --          --           --          --          --           --          --

Cumulative Effect of Change in
Accounting Principle, net of tax          (5)         --          (3)          --          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

NET INCOME (LOSS)                  $    (987)  $    (316)  $       8    $     587   $     108   $     110    $     148   $     163
                                   =========   =========   =========    =========   =========   =========    =========   =========

                                                            SOLUTIA INC.
                                                PROJECTED CONSOLIDATED BALANCE SHEET
                                                       (DOLLARS IN MILLIONS)
                                     Actual      Actual      Actual     Projected   Projected   Projected    Projected   Projected
                                      2003        2004        2005         2006        2007       2008         2009        2010
                                      ----        ----        ----         ----        ----       ----         ----        ----
ASSETS

CURRENT ASSETS:

Cash and Cash Equivalents          $     159   $     115   $     107    $      25   $      25   $      25    $      25   $      25

Trade Receivables                        281         286         253          281         269         261          263         264

Inventories                              240         239         267          265         263         254          256         261

Prepaid Expenses and Other
Assets                                   124         138         129          112         103         103          104         105
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

TOTAL CURRENT ASSETS                     804         778         756          683         660         643          648         655

PROPERTY, PLANT AND EQUIPMENT,
net                                      909         841         804          825         817         799          772         766

INVESTMENTS IN AFFILIATES                206         177         205          220         243         258          274         289

OTHER ASSETS                             527         280         217        2,217       2,170       2,106        2,052       2,013
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

TOTAL ASSETS                       $   2,446   $   2,076   $   1,982    $   3,945   $   3,890   $   3,806    $   3,746   $   3,723
                                   =========   =========   =========    =========   =========   =========    =========   =========

LIABILITIES AND SHAREHOLDERS'
EQUITY (DEFICIT)

CURRENT LIABILITIES:

Accounts Payable                  $       78   $     198   $     220    $     226   $     237   $     225    $     231   $     243

Accrued Liabilities                      304         283         240          210         191         191          190         188

Short-Term Debt                          361         300         300           36          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

TOTAL CURRENT LIABILITIES                743         781         760          472         428         416          421         431

LONG-TERM DEBT                           294         285         247        1,170       1,142       1,078          964         863

OTHER LIABILITIES                        313         267         253        1,296       1,203       1,082          979         880

LIABILITIES SUBJECT TO
COMPROMISE                             2,221       2,187       2,176           --          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

TOTAL LIABILITIES                      3,571       3,520       3,436        2,938       2,773       2,576        2,364       2,174

SHAREHOLDERS' DEFICIT:

Common Stock                               1           1           1           --          --          --           --          --

Additional Contributed Capital            56          56          56        1,001       1,003       1,006        1,010       1,014

Treasury Stock, at Cost                 (251)       (251)       (251)          --          --          --           --          --

Net Deficiency of Assets at
Spin-off                                (113)       (113)       (113)          --          --          --           --          --

Accumulated Other Comprehensive
Loss                                     (72)        (75)        (93)          (4)         (4)         (4)          (4)         (4)

Retained Earnings (Deficit)             (746)     (1,062)     (1,054)          10         118         228          376         539
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

TOTAL SHAREHOLDERS' EQUITY
(DEFICIT)                             (1,125)     (1,444)     (1,454)       1,007       1,117       1,230        1,382       1,549
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY (DEFICIT)     $   2,446   $   2,076   $   1,982    $   3,945   $   3,890   $   3,806    $   3,746   $   3,723
                                   =========   =========   =========    =========   =========   =========    =========   =========

                                                            SOLUTIA INC.
                                             PROJECTED CONSOLIDATED CASH FLOW STATEMENT
                                                       (DOLLARS IN MILLIONS)
                                     Actual      Actual      Actual     Projected   Projected   Projected    Projected   Projected
                                      2003        2004        2005         2006        2007       2008         2009        2010
                                      ----        ----        ----         ----        ----       ----         ----        ----
INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS

OPERATING ACTIVITIES:

Net Income (Loss)                  $    (987)  $    (316)  $       8    $     587   $     108   $     110    $     148   $     163

Adjustments to Reconcile to
Cash from Operations:

   Cumulative effect of change
   in accounting principle, net
   of tax                                  5          --           3           --          --          --           --          --

   Loss (Income) from
   discontinued operations, net
   of tax                                  2          --          --           --          --          --           --          --

   Depreciation and amortization         137         127         117          113         110         106          103         102

   Amortization of deferred
   credits                               (17)        (33)         (9)          (9)         (8)         (6)          (4)         (4)

   Settlement of Anniston
   litigation and other litigation
   matters                                99          --          --           --          --          --           --          --

   Impairment of intangible assets        78          28          --           --          --          --           --          --

   Restructuring expenses and
   other charges                         300         162         (37)           3           6          --           --          --

   Other, net                             15           4          (3)          --           2           2            2           2

   Changes in assets and
   liabilities:

     Income and deferred taxes           356         (16)         (8)          19           9           5           --          (3)

     Trade receivables                   (11)         (5)         33          (19)         12           8           (2)         (1)

     Inventories                          22           1         (28)           8           2          10           (2)         (5)

     Accounts payable                    (30)        120          17            1          10         (11)           5          12

     Liabilities subject to
     compromise                            2         (34)        (11)         (53)         --          --           --          --

     Other assets and liabilities          4           3        (106)        (996)        (89)        (79)         (64)        (71)
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------
CASH PROVIDED BY (USED IN)
OPERATIONS - CONTINUING OPERATIONS       (25)         41         (24)        (346)        162         145          186         195

CASH USED IN OPERATIONS -
DISCONTINUED OPERATIONS                  (11)         --          --           --          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

CASH PROVIDED BY (USED IN)
OPERATIONS                               (36)         41         (24)        (346)        162         145          186         195
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------
INVESTING ACTIVITIES:

Property, plant and equipment
purchases                                (78)        (61)        (81)        (105)        (98)        (80)         (72)        (93)

Acquisition and investment
payments, net of cash acquired           (63)        (36)         --          (20)         --          --           --          --

Property disposals and investment
proceeds, net                              5          --          81           15          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

CASH USED IN INVESTING ACTIVITIES
- CONTINUING OPERATIONS                 (136)        (97)         --         (110)        (98)        (80)         (72)        (93)

CASH PROVIDED BY INVESTING
ACTIVITIES - DISCONTINUED
OPERATIONS                               474          --          --           --          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------

CASH PROVIDED BY (USED IN)
INVESTING ACTIVITIES                     338         (97)         --         (110)        (98)        (80)         (72)        (93)
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------




                                     Actual      Actual      Actual     Projected   Projected   Projected    Projected   Projected
                                      2003        2004        2005         2006        2007       2008         2009        2010
                                      ----        ----        ----         ----        ----       ----         ----        ----

FINANCING ACTIVITIES:

Net Change in Short-Term Debt
Obligations                                3        (361)         --          382         (64)        (65)        (114)       (102)

Proceeds from issuance of long-
term debt obligations                     --         300          --           --          --          --           --          --

Net change in cash
collateralized letter of credit         (121)         87          17           --          --          --           --          --

Other, net                               (37)        (14)         (1)          (8)         --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------
CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES - CONTINUING
OPERATIONS                              (155)         12          16          374         (64)        (65)        (114)       (102)

CASH USED IN FINANCING
ACTIVITIES - DISCONTINUED
OPERATIONS                                (5)         --          --           --          --          --           --          --
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------
CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES                    (160)         12          16          374         (64)        (65)        (114)       (102)


INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                     142         (44)         (8)         (82)         --          --           --          --

CASH AND CASH EQUIVALENTS:

BEGINNING OF YEAR                         17         159         115          107          25          25           25          25
                                   ---------   ---------   ---------    ---------   ---------   ---------    ---------   ---------
END OF YEAR                        $     159   $     115   $     107    $      25   $      25   $      25    $      25   $      25
                                   =========   =========   =========    =========   =========   =========    =========   =========

                                                            SOLUTIA INC.
                                          PROJECTED CONSOLIDATED FRESH START BALANCE SHEET
                                                       (DOLLARS IN MILLIONS)


                                          Projected                           Exit Financing                           Reorganized
                                        June 30, 2006    Debt Discharge &        Facility         Fresh Start         June 30, 2006
                                        Balance Sheet    Reclassifications     Transactions       Adjustments         Balance Sheet
                                        -------------    -----------------     ------------       -----------         -------------
ASSETS

CURRENT ASSETS:

Cash and Cash Equivalents                $     95          $    (310)            $   444           $     --             $    229

Trade Receivables                             322                 --                  --                 --                  322

Inventories                                   261                 --                  --                 --                  261

Prepaid Expenses and Other Assets             105                 --                  --                 --                  105
                                         --------          ---------             -------           --------             --------

TOTAL CURRENT ASSETS                          783               (310)                444                 --                  917

PROPERTY, PLANT AND EQUIPMENT, net            819                 --                  --                 --                  819

INVESTMENTS IN AFFILIATES                     201                 --                  --                 --                  201

OTHER ASSETS                                  204                250                  36              1,759                2,249
                                         --------          ---------             -------           --------             --------

TOTAL ASSETS                             $  2,007          $     (60)            $   480           $  1,759             $  4,186
                                         ========          =========             =======           ========             ========


LIABILITIES AND SHAREHOLDERS' EQUITY
(DEFICIT)

CURRENT LIABILITIES:

Accounts Payable                         $    202          $      --             $    --           $     --             $    202

Accrued Liabilities                           216                 17                  --                 --                  233

Short-Term Debt                               370                 --                (370)                --                   --
                                         --------          ---------             -------           --------             --------

TOTAL CURRENT LIABILITIES                     788                 17                (370)                --                  435

LONG-TERM DEBT                                291                 20                 850                 --                1,161

OTHER LIABILITIES                             256              1,201                  --                133                1,590

LIABILITIES SUBJECT TO COMPROMISE           2,123             (2,123)                 --                 --                   --
                                         --------          ---------             -------           --------             --------

TOTAL LIABILITIES                           3,458               (885)                480                133                3,186


SHAREHOLDERS' DEFICIT:

Common Stock                                    1                 --                  --                 (1)                  --

Additional Contributed Capital                 56                250                  --                694                1,000

Treasury Stock, at Cost                      (251)                --                  --                251                   --

Net Deficiency of Assets at Spin-off         (113)                --                  --                113                   --

Accumulated Other Comprehensive Loss          (89)                --                  --                 89                   --

Accumulated Deficit                        (1,055)               575                  --                480                   --
                                         --------          ---------             -------           --------             --------

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)       (1,451)               825                  --              1,626                1,000
                                         --------          ---------             -------           --------             --------

TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY (DEFICIT)                         $  2,007          $     (60)            $   480           $  1,759             $  4,186
                                         ========          =========             =======           ========             ========

                       NOTES TO FINANCIAL PROJECTIONS
                       ------------------------------

         These Notes should be read in conjunction with the Plan, Disclosure Statement and Plan Supplement in their entirety.(1) Attached is a Projected Consolidated Income Statement, Projected Consolidated Balance Sheet and Projected Consolidated Cash Flow Statement, each of which includes the following: (a) Solutia's consolidated historical financial statement information for the three year period from 2003 through 2005; (b) consolidated projected financial statement information (the "Projections") for Reorganized Solutia's five year period from 2006 through 2010 (the "Projection Period").(2) Also attached is a Projected Consolidated Fresh Start Balance Sheet reflecting, in accordance with fresh start reporting, the assumed effect of Confirmation and consummation of the transactions contemplated by the Plan on the presumed Effective Date.

         THE PROJECTIONS HAVE BEEN PREPARED BY SOLUTIA'S MANAGEMENT WITH THE ASSISTANCE OF ROTHSCHILD, SOLUTIA'S FINANCIAL ADVISORS. SUCH PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. SOLUTIA'S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, SOLUTIA DOES NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

         MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE AND WILL BE BEYOND THE CONTROL OF REORGANIZED SOLUTIA, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, CURRENCY EXCHANGE RATE FLUCTUATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENT BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND SOLUTIA AND REORGANIZED SOLUTIA UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

         THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY SOLUTIA, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE AND WILL BE BEYOND REORGANIZED SOLUTIA'S CONTROL. SOLUTIA CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO REORGANIZED SOLUTIA'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE

--------------------------
(1) Capitalized terms that are not otherwise defined herein shall have the meaning ascribed to them in the Plan or Disclosure Statement, as applicable.
(2) Because the Projections assume an Effective Date of June 30, 2006, the Projections for 2006 include six months of projected results for Solutia (January through June) and 6 months of projected results for Reorganized Solutia (July through December).

OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. SOLUTIA AND REORGANIZED SOLUTIA DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

         The Projections have been prepared with the assumption that the Effective Date is June 30, 2006, and are based on, and assume the successful implementation of, Reorganized Solutia's business plan. Although Solutia presently intends to cause the Effective Date to occur as soon as practical following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions required for the Effective Date to occur pursuant to the terms of the Plan. In accordance with fresh start reporting, the Projections reflect the assets and liabilities of Reorganized Solutia as of the Effective Date, in accordance with generally accepted accounting principles and are based upon their estimated fair market values.

         The Projections are based on, among other things: (a) current and projected market conditions in each of Reorganized Solutia's respective markets; (b) the ability to maintain sufficient working capital to fund operations; (c) final approval of the Exit Financing Facility; and (d) confirmation of the Plan.

         The Projections include consolidated results for Reorganized Solutia's domestic and international operations (Debtor and Non-Debtor entities).

PROJECTED CONSOLIDATED INCOME STATEMENT ASSUMPTIONS
---------------------------------------------------

Operating Revenues
------------------

INTEGRATED NYLON REVENUE: Solutia delivered total Nylon revenue of $1,642 million in 2005, and anticipates a modest increase in revenue in 2006. Over the Projection Period, Solutia expects revenues to peak in 2007, and decline in the outer years to approximately $1,350 million in 2010. This decline is due to restructuring and resulting volume reduction within its Nylon Intermediates product line during 2007 as well as declining raw material and energy cost assumptions. The Projections assume that a portion of the revenue generated by Nylon is formula driven, based on key raw material and energy costs, and as further described below, Solutia anticipates a declining raw material and energy profile for this segment from 2006 through 2010, which will decrease the revenue of Nylon. Volumes, with the exception of the Intermediates restructuring will be essentially flat throughout the Projection Period with improvement in product mix assumed, most notably in its Nylon polymers product line.

LAMINATED GLAZINGS INTERLAYERS (LGI) REVENUE: Solutia delivered total LGI revenue of $625 million in 2005, and anticipates modest revenue growth in 2006. Over the Projection Period, Solutia expects revenues to increase at rates above U.S. GDP due to increasing volumes and pricing improvements during the early years of the Projection Period. Modest growth from 2005 to 2006 is due to continued strengthening of demand for interlayer products as overall growth rates in this industry continue to be above 5% and is partially offset by a decline in the assumed Euro versus the dollar exchange rate in 2006. In the outer years of the Projection Period, revenue increases due to increasing volumes, which results in revenue of over $700 million by the end of the Projection Period. The volume growth assumption is based on recent growth rates in the industry. During the last four years ending in 2005, the compound average growth rate for the polyvinyl butyral ("PVB") industry was greater than 6%. Solutia believes this growth rate will continue throughout the Projection Period, and has premised volume growth in-line with the assumed industry growth rate. This volume growth is supported by the strategic investments recently announced by Solutia, including the building of a new extrusion manufacturing facility in China and the acquisition of the joint venture partner's interest in the Quimica M joint venture, which contains the Puebla, Mexico extrusion manufacturing facility.

CPFILMS REVENUE: Solutia delivered total CPFilms revenue of $200 million in 2005, and anticipates an approximate 5% increase in revenue in 2006. Over the Projection Period, Solutia expects revenues to continue to increase at a rate of approximately 3-5% per annum due to increasing volumes and pricing initiatives. The volume increase in all years of the Projections is a result of the continuing increase in the demand for these products, in particular within international markets. This volume growth assumption is based on growth rates experienced within the window film industry, which has experienced an approximate 4% increase per year in each of the last seven years. Solutia expects this business to generate revenue in excess of $270 million by 2010.

SPECIALTY PRODUCTS AND SERVICES REVENUE: The other businesses of Solutia delivered total revenue of $358 million in 2005, and Solutia projects minimal change in the collective revenue for these businesses for the period of 2006 through 2010.

Cost of Goods Sold (COGS)
-------------------------

RAW MATERIAL AND ENERGY COSTS: Solutia's operations are considerably impacted by raw material and energy costs, as they comprise approximately 55% of COGS. The vast majority of the cost of raw materials utilized are derived from oil, including propylene, benzene, cyclohexane, and polyvinyl alcohol. In addition, the operations, in particular the Nylon manufacturing chain, utilizes significant quantities of natural gas as its primary energy source. These costs experienced significant increases in 2005 due to strengthening global demand for oil and oil derivatives, as well as the negative impact of the U.S. hurricane season on supply. These costs remain highly volatile. Recent volatility in oil prices has made efforts to forecast long-term oil costs challenging. For the Projection Period, Solutia has utilized external industry sources such as CMAI and ChemData to develop the projected raw material cost inputs. In general, Solutia has premised the price of crude oil to decline from an average of approximately $56 per barrel in 2005 to $40 per barrel by 2010. This declining trend is premised on additional expected supply entering the markets in the coming years, which will exceed the global demand and cause softening in pricing. As the trend in oil declines, the industry is forecasting relatively corresponding decreases in the derivative raw materials. By 2010, raw material and energy costs are assumed to be approximately $200 million lower than what Solutia experienced in 2005. By contrast, in the period of 2002 through 2005, raw material and energy costs for Solutia increased by approximately $600 million.

OTHER COST OF GOODS SOLD: Other Cost of Goods Sold includes conversion and fixed costs associated with manufacturing facilities. The significant costs in this category include payroll and related benefit expenses, repair and maintenance, and depreciation. Solutia has assumed other cost of goods sold to be flat in 2006 and 2007 as the inflationary impacts, assumed at 2-3%, are offset by ongoing cost reduction initiatives. In 2008 and beyond, these costs are reduced significantly due to restructuring within Nylon, with some offsetting increasing costs due to capacity expansions premised within the LGI and CPFilms businesses.

The Projections include depreciation on a straight-line basis over the estimated remaining useful life of the fixed assets. The estimated remaining useful life varies between less than one year and over twenty-five years depending on the specific fixed asset. No amortization expense is recognized in the Projections with respect to intangible assets with an indefinite life. The depreciation and amortization expenses included within the Projected Consolidated Income Statement are based upon the historical cost basis of the assets. As indicated within the Projected Consolidated Balance Sheet Assumptions, the fair value adjustment for property, plant and equipment due to fresh start reporting has not been incorporated into these Projections.

Included within Other Cost of Goods Sold is $10 million of net one-time charges across the Projection Period related to restructuring actions involving certain contract terminations and closure of certain manufacturing locations. The gross charges assumed aggregate to $32 million, incurred as $17 million in 2006, $8 million in 2007 and $7 million in 2008. Offsetting these gross charges within Other Cost of Goods Sold is a $22 million gain related to a termination of a purchase contract by one of Solutia's customers. This gain is realized in 2007.

In addition, the 2005 Cost of Goods Sold includes several non-recurring items relating to Hurricanes Dennis, Katrina and Rita, which impacted the Southeastern United States in the second and third quarters. Although Solutia's manufacturing facilities did not suffer significant physical damage, the manufacturing facility in Alvin, Texas was forced to completely shut down its operations ahead of Hurricane Rita. In addition, reduced availability of key raw material and energy sources affected the ability of certain plants to operate at normal production rates.


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As a result, Solutia experienced significant costs involved in shutting down and restarting these operations, significant unabsorbed fixed costs and lost sales volumes. Furthermore, Solutia declared force majeure in late September 2005 for certain products within its Nylon segment as a result of the aforementioned raw material and utility supply limitations, some of which were a result of force majeure declarations by certain of Solutia's suppliers, resulting in additional lost sales volumes. The declaration of force majeure was lifted in late November 2005. In total, the amount of these aforementioned hurricane related costs was approximately $61 million in 2005, of which $25 million related to increased raw material and energy costs, after consideration of recoveries from selling price increases.

Also in 2005, Solutia purchased PVB sheet from a manufacturing facility that is owned by the Quimica joint venture in which Solutia owns a minority interest. The Projections assume the purchase by Solutia of the shares of the majority partner in this joint venture in the first quarter of 2006, which will reduce Costs of Goods Sold by approximately $7 million in 2006 as compared to 2005 results.


Marketing, Administrative and Technological Expenses
----------------------------------------------------
Over the Projection Period, Marketing, Administrative and Technological expenses increase at a rate which is slightly above the projected revenue growth rate. The increase is primarily in the selling and marketing functions, and is in line with the strategic focus on product mix improvement and further market penetration in certain world areas within the Nylon, LGI and CPFilms businesses. Specifically, this increase is due to the continued investment in the branding programs for products within the LGI product portfolio, such as SAFLEX(R) and VANCEVA(R), within the CPFilms product offerings, such as LLUMAR(R), and certain brands in the Specialty Products and Services category. In addition, Solutia continues to invest in building the appropriate selling infrastructure in certain international regions to facilitate expansion. Finally, activities relating to research and development and intellectual property are premised to grow in-line with revenue throughout the Projection Period.

Equity Earnings from Affiliates
-------------------------------
The Projections include results from Flexsys, a 50/50 joint venture between Solutia and Akzo Nobel N.V. The decline in equity earnings throughout the Projection Period is based primarily on gradual price erosion in certain of its product offerings due to anticipated supply expansion by competitors within the rubber chemical industries. Volumes are expected to continue to increase at rates consistent with the long term industry growth rates, which are in the range of 1-3%.

Interest Expense
----------------
The Projections assume an increase in the first two years of the Projection Period, due to an increased debt level assumed as of the Effective Date (as further described in the Projected Consolidated Balance Sheet Assumptions). In addition, the Projections assume an increase in LIBOR, which is the principal pricing mechanism used in Reorganized Solutia's debt structure. Interest expense declines in the later years of the Projection Period due to the lower assumed debt levels. Included in the 2006 interest expense balance is a one-time $3 million charge due to fees incurred as part of the termination of one of the debt facilities, which is retired with proceeds from the Exit Financing Facility.

Reorganization Items, net
-------------------------
Reorganization related expenses included in the Projections represent expenses incurred by Solutia prior to the Effective Date, as well as the resulting gain realized due to the application of fresh start accounting (as further described within the Projected Consolidated Balance Sheet
Assumptions below).

Income Tax Expense (Benefit)
----------------------------
Solutia assumes a U.S federal statutory tax rate of 35% throughout the Projection Period. Solutia anticipates an approximate $800 million of federal net operating loss carry-forwards ("NOLs") at December 31, 2006 available for use by Reorganized Solutia during the Projection Period. The Projections assume utilization of these NOLs, subject to statutory limitations, which reduces Reorganized Solutia's cash burden with respect to the payment of domestic income taxes.



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

PROJECTED CONSOLIDATED BALANCE SHEET ASSUMPTIONS
------------------------------------------------

Working Capital
---------------
Working capital is comprised of cash, accounts receivable, inventories, other current assets, accounts payable, short-term debt and other accrued liabilities. Certain working capital balances such as cash and short-term debt are impacted by the Plan, as highlighted on the Projected Consolidated Fresh Start Balance Sheet, whereas certain balances such as inventories have not been adjusted as the determination of fair value of inventories was not readily available at the time of this filing. Further, it is assumed that the cash generated during the Projection Period will be used to pay down outstanding debt. Otherwise, working capital balances are generally consistent with historical levels. The growth in accounts payable balances over the Projection Period is due to a return to pre-bankruptcy credit term levels.

Property, Plant and Equipment
-----------------------------
The Projections do not include a fair value adjustment for property, plant and equipment as part of the Projected Consolidated Fresh Start Balance Sheet, as the determination of fair value of Solutia's property, plant and equipment was not readily available at the time of this filing. The Projections assume capital expenditures between approximately $70 million and $105 million per year in order to support Reorganized Solutia's operations. Key areas of investment include process control upgrades, environmental compliance and revenue enhancement projects for the Nylon business and primarily capacity expansions in the LGI and CPFilms businesses. The most significant capacity expansion project is the building of a new extrusion manufacturing facility near Shanghai, China, expected to be operational in the second half of 2007.

Intangible Assets
-----------------
The Projections do not include a fair value adjustment for intangible assets as part of the Projected Consolidated Fresh Start Balance Sheet, as the determination of fair value of Solutia's intangible assets was not readily available at the time of this filing. Instead, the excess of reorganization value over the carrying value of net assets of approximately $1.8 billion was preliminarily allocated entirely to goodwill included within Other Assets in the Projected Consolidated Fresh Start Balance Sheet. This is further described below in the Projected Consolidated Fresh Start Balance Sheet Assumptions section.

Legacy Liabilities
------------------
One of the objectives of Solutia's Chapter 11 Case was to obtain relief from the Legacy Liabilities. The Projections assume $250 million of new investment in Reorganized Solutia via the Rights Offering. These proceeds would be used to pay retiree benefits to those who retired prior to the Solutia Spinoff, certain environmental remediation obligations of Solutia and other Legacy Liabilities. The $250 million is reflected within the short and long term assets as of the Effective Date.

Solutia's liabilities for retiree healthcare, life and disability insurance benefits related to both legacy and post-spin retirees and disabled participants is reflected within the Liabilities Subject to Compromise in the historical periods, and within Other Liabilities throughout the Projection Period. The reduction in this account throughout the Projection Period is due to cash outflows being greater than the expense amounts in each year, a trend that is also present in the historical results. In 2005, Solutia recorded a net reduction of its Legacy OPEB Liabilities of approximately $31 million on cash outflows of approximately $58 million, and expense provisions of $27 million.

The Projections assume that certain environmental remediation projects related to sites that have never been owned or operated by Solutia, and to which waste has not been sent by Solutia since the Solutia Spinoff, are not included in Reorganized Solutia's Projected Consolidated Balance Sheet. These liabilities aggregated to approximately $20 million as of December 31, 2005, and are eliminated during the fresh start accounting application, as further described below.

The Projections assume that liabilities associated with Tort Claims and certain Legacy Liability litigation are not included in Reorganized Solutia's Projected Consolidated Balance Sheet, and are settled as outlined in the Plan and Relationship Agreement. The Projections assume Reorganized Solutia will continue to honor Solutia's annual installment and education fund obligations relating to the August 2003 Anniston polychlorinated biphenyls ("PCBs") settlement and the Anniston Partial Consent Decree, and this liability is recorded on the Projected Consolidated Balance Sheet.


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

Capital Structure/Long Term Debt
--------------------------------

The Projections assume that Solutia's capital structure will consist of (in millions):

          $  400  Revolving Credit Facility - Secured
             900  Term Loan - Secured
             250  High Yield Bonds - Unsecured
              20  Restructured Note for Headquarters Financing
          ------
          $1,570  Total facility

Outstanding Letters of Credit are assumed to be approximately $95 million. As of December 31, 2006, Reorganized Solutia's projected total debt outstanding is $1,206 million. The Exit Financing Facility is expected to contain affirmative, negative and financial covenants customary for such financings.

Throughout the Projection Period, the long term debt balance decreases as all cash generated from operations not utilized for investing activities is assumed to be used to pay down the outstanding debt balance.


Debt Subject to Compromise
--------------------------
Debt classified as subject to compromise prior to emergence consists of the following instruments (in millions):

          $ 150   6.72% debentures due 2037
            300   7.375% debentures due 2027
            223   11.25% notes due 2009
             43   Headquarters Financing
          -----
            716
            (48)  Unamortized debt discount and debt issuance cost (primarily
          -----   related to the 11.25% notes)
          $ 668

It is assumed the 2027 and 2037 series debentures will be terminated upon emergence and its holders will receive an equity distribution pursuant to the Plan. The 11.25% notes are assumed terminated upon emergence and its Holders will receive cash upon emergence pursuant to the Plan. The Headquarters Financing will be terminated and replaced with a $20 million, 15 year note, at an interest rate of 7.18%.

PROJECTED CONSOLIDATED CASH FLOW ASSUMPTIONS
--------------------------------------------

Cash Flow From Operating Activities
-----------------------------------
Cash flow from operating activities is projected to increase from a $36 million cash outflow in 2003 to $195 million cash inflow by 2010. Improved cash flow is a result of, among other things, (i) improved earnings across the Projection Period; (ii) funding from the Rights Offering for certain postretirement payments related to pre-Solutia Spinoff retirees made during the Projection Period (as further described above); (iii) funding from the Rights Offering for certain environmental payments made during the Projection Period (as further described above); and (iv) dividends assumed to be received from equity affiliates during the Projection Period. Offsetting these improvements is the assumed funding by Reorganized Solutia for Solutia's U.S. pension plan of $465 million during the Projection Period. The significant cash usage in 2006 is primarily related to the funding of the domestic pension plan, for which Solutia projects a $300 million contribution in 2006, which includes $174 million of mandatory contributions.

Cash Flow From Investing Activities
-----------------------------------
Cash flow from investing activities is projected to use net cash totaling approximately $450 million over the Projection Period. This reflects annual capital expenditures ranging from $70 million to $105 million in order to support the Company's operations and assumptions contained within these Projections. Key areas for investment include process control upgrades, environmental compliance and revenue enhancement projects for the Nylon business and primarily capacity expansions in the LGI and CPFilms businesses.


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

Cash Flow From Financing Activities
-----------------------------------
Cash flow from financing activities is projected to use net cash totaling approximately $390 million over the Projection Period, post the Effective Date. This cash is principally used to partially repay the Exit Financing Facility. The Debtors anticipate no cash proceeds during the Projection Period from the issuance of indebtedness beyond the Exit Financing Facility.

PROJECTED CONSOLIDATED FRESH START BALANCE SHEET ASSUMPTIONS
------------------------------------------------------------

Background
----------
Fresh start reporting adjustments have been made to reflect the estimated adjustments necessary to adopt fresh start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Fresh start reporting requires an allocation of the reorganization value of Reorganized Solutia to the entity's assets in conformity with FASB Statement No. 141, Business Combinations. As stated above, the Projections do not reflect all of the assets and liabilities of Reorganized Solutia as of the Effective Date at their estimated fair market value as the determination of fair value for certain of these assets and liabilities was not readily available at the time of this filing. Fresh start reporting also requires that all liabilities, other than deferred taxes, should be stated at present value of the amounts to be paid using the appropriate market interest rates.

The balance sheet adjustments set forth in the Projected Consolidated Fresh Start Balance Sheet in the columns captioned Debt Discharge & Reclassifications, Exit Financing Facility Transactions, and Fresh Start Adjustments reflect the assumed effect of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and securities issuances, incurrence of new indebtedness, and cash payments as more thoroughly described in the Plan. Below highlights certain assumptions that were made in one or more of the aforementioned columns.

Debt Discharge & Reclassifications
----------------------------------
In the Debt Discharge & Reclassifications column, certain of the items included in Liabilities Subject to Compromise are restated and reclassified to their appropriate balance sheet account, and other liabilities are discharged at the time of emergence. Solutia expects Liabilities Subject to Compromise to be approximately $2.1 billion immediately before emergence, of which (a) $1.1 billion will be reclassified as post-retirement liabilities,
(b) $61 million reclassified as environmental liabilities; (c) $36 million reclassified as litigation reserves; (d) $20 million reclassified as long-term debt in settlement of the synthetic lease associated with Solutia's headquarters building; (e) $45 million of miscellaneous items will be reclassified between current and long-term liabilities; and (f) $310 million of liabilities will be settled in cash, with the 11.25% notes due 2009 comprising the single largest item and the remaining amount representing primarily settlement of priority claims pursuant to the Plan. The remaining net balance of approximately $575 million in Liabilities Subject To Compromise will be discharged. As part of discharging certain liabilities, a gain from the extinguishment of debt will be recorded on the income statement as a non-cash item. This non-cash gain does not represent new resources available to Reorganized Solutia for its use. In connection with the establishment of the post-retirement liabilities upon emergence, Solutia will be reducing the Other Post-Employment Benefit (OPEB) liability by approximately $150 million due to the implementation of the agreement reached with the Retiree Committee as further detailed in the Plan.

In addition, pursuant to the Plan, Solutia will receive $250 million of proceeds from the Rights Offering. The proceeds of the Rights Offering are intended to settle certain Legacy Liabilities as described in the Plan and Disclosure Statement.

Fresh Start Adjustments
-----------------------
The fresh start reporting anticipates that the reorganization value exceeds the fair value of the Debtors' assets and liabilities. As previously noted, the fair value of the Debtors' assets and liabilities has not been fully ascertained at the time of this filing. However, the fair value of these assets and liabilities will be determined prior to emergence and accordingly a portion of the approximately $1.8 billion of reorganization value in excess of fair value currently presented in Other Assets within the Projected Consolidated Fresh Start Balance Sheet will be allocated as fair value adjustments for certain assets including property, plant and equipment, identifiable intangible assets, inventories and certain liabilities.

The significant fresh start reporting adjustments reflected in the Projections are summarized as follows:

Working Capital Balances
With the exception of inventories, the Debtors anticipate that current assets and current liabilities are reflected at current market value. As a result, no fresh start adjustment has been included in the Projections for these assets and liabilities.

Other Long-Term Assets
A fresh start adjustment of approximately $1.8 billion was made to Other Long-Term Assets to record reorganization value in excess of fair value of assets. As noted above, the fair value of all assets and liabilities has not been fully completed and therefore a portion of this amount will be allocated as adjustments to fair value. The remaining value of reorganization value in excess of fair value of assets will be subject to annual impairment review under Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

Liabilities Subject to Compromise
The adjustments to Liabilities Subject to Compromise are outlined above within the Debt Discharge & Reclassifications section.

Other Liabilities
The $133 million net fresh start adjustment was made to Other Liabilities to record unrecognized prior service costs and unrecognized gains/losses related to Solutia's postretirement plans, as well as to record certain environmental liabilities at their estimated fair market value.

Total Shareholders' Equity (Deficit)
Fresh start reporting results in a new reporting entity with no retained earnings or deficit. All pre-existing common stock is removed and replaced by the new equity structure based on the Plan. The fresh start adjustments include an initial shareholders' common equity value of $1 billion, based on the estimated enterprise value of Reorganized Solutia.